As filed with the Securities and Exchange Commission on July 1, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Peoples Financial Services Corp.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2391852
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

150 North Washington Avenue, Scranton, PA	18503
(Address of Principal Executive Offices)	(Zip Code)

FNCB Bancorp, Inc. 2023 Equity Incentive Plan

(Full title of the plan)

Craig W. Best

Chief Executive Officer

Peoples Financial Services Corp.

150 North Washington Avenue

Scranton, PA 18503

(Name and address of agent for service)

(570) 346-7741

(Telephone number, including area code, of agent for service)

With a copy to:

Donald R. Readlinger
Troutman Pepper Hamilton Sanders LLP
301 Carnegie Center, Suite 400
Princeton, NJ 08540
Telephone: (609) 452-0808

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering 20,881 shares of common stock, par value $2.00, of Peoples Financial Services Corp. (the “Registrant”) issuable pursuant to outstanding and unvested restricted stock awards granted under the FNCB 2023 Equity Incentive Plan (the “Plan”), which awards were assumed by the Registrant in connection with completion of the transaction contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) between the Registrant and FNCB Bancorp, Inc., dated September 27, 2023.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Requests regarding any prospectus related to the Plan should be directed to Marie L. Luciani, Investor Relations Officer, 570.346.7741 or marie.luciani@psbt.com.

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Commission on March 15, 2024.

(b)	The Registrant’s Definitive Proxy Statement for the 2024 annual meeting of shareholders as filed with the Commission on April 5, 2024.

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, as filed with the Commission on May 8, 2024.

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) on March 13, 2024, March 22, 2024, May 14, 2024, June 14, 2024, and July 1, 2024.

(e)	The description of the Registrant’s common stock, par value $2.00 per share (the “Common Stock”) contained in Exhibit 4.2 to its Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission March 15, 2024, including any amendment thereto or report filed for the purpose of further updating such description.

(f)	All documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (excluding any documents or portions of such documents that are furnished and any exhibits included with such documents), and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Statutory Indemnification. The Pennsylvania Business Corporation Law of 1988, as amended, provides that a Pennsylvania business corporation, such as the Registrant, unless otherwise restricted in its bylaws, has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, under the PABCL, unless otherwise restricted in its bylaws, a business corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation.

The PABCL requires a business corporation to indemnify any representative against expenses (including attorney fees) actually and reasonably incurred by such representative in defense of any action or proceeding described above or in defense of any claim, issue or matter therein, to the extent that such representative has been successful on the merits or otherwise.

The indemnification and advancement of expenses provided by, or granted pursuant to, the PABCL are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office; provided, however, that no such indemnification is to be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Indemnification Pursuant to the Amended and Restated Bylaws of the Registrant. In accordance with the statutory authority described above, the Registrant’s bylaws provide as follows:

The Registrant shall indemnify, to the fullest extent permitted by Pennsylvania law and federal law, any director, officer and/or employee, or any former director, officer and/or employee, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was a director, officer and /or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The Registrant shall indemnify, to the fullest extent permitted by Pennsylvania law and federal law, any director, officer and/or employee, who was or is a party to, or is threatened by to be made a party to, or who is called as a witness in connection with any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer and/or employee or agent of another corporation, partnership, joint venture, trust or other enterprise against amounts paid in settlement and expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of, or serving as a witness in, such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his duty to the Registrant.

Except as may be otherwise ordered by a court, there shall be a presumption that any director, officer and/or employee is entitled to indemnification as provided in Registrant’s bylaws unless either a majority of the directors who are not involved in such proceedings (“disinterested directors”) or, if there are less than three (3) disinterested directors, then the holders of one-third of the outstanding shares of the Registrant determine that the person is not entitled to such presumption by certifying such determination in writing to the secretary of the Registrant. In such event the disinterested director(s) or, in the event of certification by shareholders, the secretary of the Registrant shall request of independent counsel, who may be the outside general counsel of the Registrant, a written opinion as to whether or not the parties involved are entitled to indemnification under Registrant’s bylaws.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Registrant’s bylaws upon receipt of an undertaking by or on behalf of the director, officer and/or employee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Registrant as authorized in the Registrant’s bylaws.

The indemnification provided by the Registrant’s bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity while serving as a director, officer and/or employee and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer and/or employee and shall inure to the benefit of the heirs and personal representatives of such a person.

Directors and Officers Liability Insurance. The Registrant maintains a policy of directors and officers liability insurance to cover certain potential liabilities of present or future directors and officers, as well as employees, for actions taken in their capacities as such and in certain other limited circumstances, including certain potential liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

An Exhibit Index appears on page 6 hereof and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculating of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1†	Peoples Financial Services Corp. Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Form 10-K filed with the Commission on March 17, 2014)
4.2†	Articles of Amendment to the Articles of Incorporation of Peoples Financial Services Corp., effective as of May 19, 2020 (incorporated by reference to Exhibit 3.2 to registrant’s quarterly report on Form 10-Q filed with the Commission on August 10, 2020)
4.3†	Second Amended and Restated Bylaws of Peoples Financial Services Corp. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the Commission on November 2, 2023)
4.4†	Peoples Bylaw Amendment effective as of 12:01 AM Eastern Time on July 1, 2024 (incorporated by reference to Exhibit 3.2 to Peoples current report on Form 8-K filed November 2, 2023)
5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP
23.1*	Consent of Baker Tilly US, LLP
23.2*	Consent of Troutman Pepper Hamilton Sanders LLP (contained in Exhibit 5.1 hereto)
24.1*	Powers of Attorney (included on the signature page of this registration statement)
99.1	FNCB Bancorp, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to FNCB’s Registration Statement on Form S-8 filed on June 23, 2023 (File No. 333-272878)
107*	Calculation of Filing Fee Table

†          Previously filed

*          Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scranton, Commonwealth of Pennsylvania, on July 1, 2024.

Peoples Financial Services Corp.

By:	/s/ Craig W. Best
Name: Craig W. Best
Title: Chief Executive Officer
(Principal Executive Officer)

By:	/s/ John R. Anderson, III
Name: John R. Anderson, III
Title: Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

POWERS OF ATTORNEY

AND

SIGNATURES

Each person whose signature appears below constitutes and appoints Craig W. Best and John R. Anderson, III, or either of them, as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments to this registration statement, registration statements filed pursuant to Rule 429 under the Securities Act, and any related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 1, 2024.

Signature	Title

/s/ William E. Aubrey II	Director and Chairman of the Board
William E. Aubrey II

/s/ Craig W. Best	Director and Chief Executive Officer
Craig W. Best	(Principal Executive Officer)

/s/ John R. Anderson, III	Executive Vice President and Chief Financial Officer
John R. Anderson, III	(Principal Financial Officer and Principal Accounting Officer)

/s/ Sandra L. Bodnyk	Director
Sandra L. Bodnyk

/s/ William G. Bracey	Director
William G. Bracey

/s/ Joseph Coccia	Director
Joseph Coccia

/s/ William P. Conaboy	Director
William P. Conaboy

/s/ Joseph L. DeNaples	Director
Joseph L. DeNaples

Director
Louis A. DeNaples Sr.

/s/ Keith W. Eckel	Director
Keith W. Eckel

/s/ Ronald G. Kukuchka	Director
Ronald G. Kukuchka

/s/ Kathleen M. Lambert	Director
Kathleen M. Lambert

/s/ Richard S. Lochen, Jr.	Director
Richard S. Lochen, Jr.

Director
Thomas J. Melone

/s/ James B. Nicholas	Director
James B. Nicholas

/s/ Elisa Zúñiga Ramirez	Director
Elisa Zúñiga Ramirez

/s/ Joseph T. Wright, Jr.	Director
Joseph T. Wright, Jr.